Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of The Town and Country Trust for the registration of 750,000 Common Shares of Beneficial Interest and to the incorporation therein of our report dated January 28, 2002, with respect to the consolidated financial statements of The Town and Country Trust incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Baltimore, Maryland
April 22, 2002